Exhibit 5.5

July 18, 2005

MagnaChip Semiconductor, Ltd. (Korea)

1 Hyangjeong-dong, Hungduk-gu

Cheongju-si 361-725

– and to –

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Re:	Form S-4 Registration Statement (Reg. 333-126019)

Dear Gentlemen and Ladies:

1.	We have acted as Korean counsel to the guarantor set forth on Schedule A (the “Covered Entity”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-126019) originally filed by MagnaChip Semiconductor SA, a société anonyme organized under the laws of Luxembourg (“Luxco”), MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”), the Covered Entity and the other registrants (together with the Covered Entity, the “Guarantors”) on June 21, 2005 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as amended, (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuers and the Guarantors propose to offer to exchange (inter alia) up to:

(a)	$300,000,000 aggregate principal amount of the Issuers’ new Floating Rate Second Priority Senior Secured Notes due 2011 (the “New Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Floating Rate Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding Floating Rate Second Priority Senior Secured Notes due 2011 (the “Old Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Floating Rate Second Lien Note Guarantees”); and

(b)	$200,000,000 aggregate principal amount of the Issuers’ new 6 7/8% Second Priority Senior Secured Notes due 2011 (the “New Fixed Rate Second Lien Notes” and, together with the New Floating Rate Second Lien Notes, the “New Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Fixed Rate Second Lien Note Guarantees” and, together with the New Floating Rate Second Lien Note Guarantees, the “New Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 (the “Old Fixed Rate Second Lien Notes” and, together with the Old Floating Rate Second Lien Notes, the “Old Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Fixed Rate Second Lien Note Guarantees” and, together with the Old Floating Rate Second Lien Note Guarantees, the “Old Second Lien Note Guarantees”),

pursuant to the Registration Rights Agreement (the “Registration Rights Agreement”) by and among the Issuers, the Guarantors named therein, and UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., incorporated by reference as Exhibit 4.4 to the Registration Statement. The New Second Lien Notes and the New Second Lien Guarantees are to be issued pursuant to the terms of the Indenture (the “Second Lien Indenture”) by and among the Issuers, the Guarantors named therein, The Bank of New York, and U.S. Bank National Association (the “Collateral Trustee”), incorporated by reference as Exhibit 4.1 to the Registration Statement (the “Second Lien Indenture”).

Capitalized terms used in this opinion and not defined herein shall have the same meanings set forth in the Second Lien Indenture.

2.	In connection with the foregoing, we have reviewed such records, documents, agreements and certificates and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Second Lien Indenture;

(c)	the form of New Second Lien Note Guarantees to be entered into by the Covered Entity;

(d)	the form of New Second Lien Notes; and

(e)	the organizational documents of the Covered Entity.

The documents listed in (a) through (d) above are collectively referred to as the “Documents”.

3.	In making our examination of records, documents and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents and certificates (other than persons executing documents and certificates on behalf of the Covered Entity), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents and certificates. This opinion is based on the result of our review of the documents listed above without any independent investigation and we have assumed that there exists no event or circumstances which will affect this opinion. In addition, as to matters of fact, we have relied upon certificates and statements of the officers and other representatives of the Covered Entity.

4.	For the purpose of this opinion, we have assumed:

(a)	that each party to the Documents (other than the Covered Entity) is duly established and organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and of any other jurisdiction in which the conduct of its business or the ownership of its property makes such assumption necessary;

(b)	that each party to the Documents (other than the Covered Entity) has all requisite capacity, power and authority and has taken all necessary actions to authorize it to enter into each of the Documents to which it is a party and effect the transactions provided for therein;

(c)	that each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Covered Entity) and constitutes legal, valid and binding obligations of each of the parties thereto (other than the Covered Entity) enforceable in accordance with its terms under the laws by which it is governed or the laws of the jurisdiction of incorporation (other than the laws of the Republic of Korea (“Korea”));

(d)	that neither the execution of any of the Documents nor the consummation of the transactions provided for therein contravenes or will contravene any applicable law of any jurisdiction (other than the laws of Korea) or the articles of association, charter, by-laws or other organizational documents of any party to the Documents (other than the Covered Entity) or any contract or undertaking of any party to the Documents or by which such party is bound;

(e)	that with respect to the Second Lien Indenture, the Collateral Trustee is the legal titleholder of the Korean Guarantor Guaranteed Obligations and entitled to enforce the obligations secured by the Guarantee under applicable laws of the relevant jurisdictions (other than the laws of Korea), including without limitation, the internal law of the State of New York by which law the Second Lien Indenture is expressed to be governed and the laws by which the Notes, the Guarantee and the Notation of the Guarantee are governed;

(f)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of the last such draft or specimen sent to us;

(g)	that the statements relating to factual matters and legal matters (except for those relating to Korean law) set forth in the representations and warranties contained in each of the Documents were, are and will be true and accurate in all respects;

(h)	the absence of any factual circumstances, other documents or other arrangements by any of the parties to the Documents which modify or supersede any of the terms thereof or otherwise affect our opinion set forth below; and

(i)	that the documents under paragraph 2 (e) are in full force and effect as of the date hereof.

5.	Based upon and subject to the foregoing, we are of the opinion that:

1.	The Covered Entity is a company with limited liability and validly existing under the laws of Korea.

2.	The Covered Entity has all requisite corporate, organizational or other power and authority to execute, deliver and perform its obligations under the New Second Lien Note Guarantees.

3.	The execution, delivery and performance of the New Second Lien Note Guarantees has been duly authorized by the Covered Entity.

6.	This opinion is subject to the following reservations and qualifications:

(a)	the obligations of the Covered Entity under the Documents may be limited or affected by laws governing bankruptcy, insolvency, liquidation, reorganization, composition, fraudulent conveyance, moratorium, corporate restructuring promotion proceedings or similar laws which generally affect rights of creditors or creditor financial institutions;

(b)	Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, extent of damages and entitlement to attorneys’ fees and other costs;

(c)	nothing in this opinion should be taken as indicating that the remedies of specific performance or injunction would necessarily be available with respect to any provision of the Documents or any other documentation related thereto in any particular instance;

(d)	the obligations of the Covered Entity under the Documents may also be affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of Korea;

(e)	the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence; and

(f)	if the Korean government deems that certain emergency circumstances, including but not limited to sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or a substantial disturbance in the Korean financial and capital markets, are likely to occur, it may impose any necessary restrictions such as requiring the Covered Entity to obtain prior approval from the Ministry of Finance and Economy for the repatriation of payment made under the Documents.

7.	This opinion is limited to the laws of Korea, and we express no opinion as to the laws of any other jurisdiction.

8.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Very truly yours,

/s/ Kim & Chang

Schedule A

Guarantor

MagnaChip Semiconductor, Ltd. (Korea)